Exhibit 4.4
Amendment One to the Hewlett Packard Enterprise 401(k) Plan

The Hewlett Packard Enterprise 401(k) Plan (the “Plan”), as most recently amended and restated effective as of January 1, 2019, is hereby amended, effective as of June 15, 2020, as follows:

1.Section 5(a) of the Plan shall be amended in its entirety to read as follows:
“(a) Quarterly Matching Contributions. Matching Contributions will be determined (i) for the Plan Year ending December 31, 2020 as set forth in Appendix E, and (ii) for other Plan Years as set forth in the remainder of this Section 5(a). The Participating Companies shall make Matching Contributions at a rate equal to one hundred percent (100%) of the Deferred Contributions made by the Participant up to the first four percent (4%) of Eligible Compensation; provided, however, that in no case shall Matching Contributions be made with respect to Catch-up Contributions or Employee After-Tax Contributions. The amount of each Participant’s Matching Contribution shall be determined for each payroll period, based on the amount of the Participant’s Deferred Contributions each payroll period, and credited to each Participant’s Matching Contribution Account at the time and in the manner described in Section 5(b). In order to receive a Matching Contribution with respect to a Calendar Quarter, a Participant must either be an Employee as of the last day of such Calendar Quarter or have terminated employment from the Affiliated Group during such Calendar Quarter as a result of one of the following: (i) such employee’s death, or (ii) in connection with a sale or other disposition by the Company of the business unit in which such Participant had been employed that results in the Participant being employed with the successor to that business unit immediately following the sale or other disposition (collectively, such termination events in (i)-(ii) above shall be referred to as ‘Approved Termination Events’). Notwithstanding anything to the contrary in the foregoing, each Participant who: (i) is an Eligible Employee on the last day of the Plan Year, or (ii) who terminates employment during such Plan Year as a result of an Approved Termination Event shall be entitled to have his or her Matching Contribution ‘trued-up’ in an amount equal to the difference, if any, between (i) one hundred percent (100%) of the Deferred Contributions (excluding Catch-Up Contributions) made by the Participant during such Plan Year up to the first four percent (4%) of Eligible Compensation, and (ii) the sum of the Matching Contributions contributed (or that are scheduled to be contributed for the final Calendar Quarter of the Plan Year in accordance with Section 5(b)) on behalf of such Participant for each Calendar Quarter during the Plan Year.”

2.The following Appendix E is hereby added to the Plan:
“                    APPENDIX E
        MATCHING CONTRIBUTIONS FOR 2020 PLAN YEAR

For the Plan Year ending December 31, 2020 (the ‘2020 Plan Year’), the Participating Companies shall make Matching Contributions at a rate equal to one hundred percent (100%) of the Deferred Contributions made by the Participant up to the first four percent (4%) of Eligible Compensation earned and paid each payroll period ending after January 1, 2020 and ending on or before June 30, 2020 (each such payroll a ‘2020Q1-Q2 Payroll Period’ and collectively the ‘2020Q1-Q2 Payroll Periods’); provided, however, that in no case shall Matching Contributions be made with respect to Catch-up Contributions or Employee After-Tax Contributions. The amount of each Participant’s Matching Contribution shall be determined for each 2020Q1-Q2 Payroll Period, based on the amount of the Participant’s Deferred Contributions for each corresponding 2020Q1-Q2 Payroll Period, and credited to each Participant’s Matching Contribution Account at the time and in the manner described in Section 5(b). In order to receive a Matching Contribution with respect to a Calendar Quarter, a Participant must either be an Employee as of the last day of such Calendar Quarter or have terminated employment from the Affiliated Group during such Calendar Quarter as a result of one of the following: (i) such employee’s death, or (ii) in connection with a sale or other disposition by the Company of the business unit in which such Participant had been employed that results in the Participant being employed with the successor to that business unit immediately following the sale or other disposition (collectively, such termination events in (i)-(ii) above shall be referred to as ‘Approved Termination Events’). Notwithstanding anything to the contrary in the foregoing, each Participant who: (i) is an Eligible Employee on the last day of the 2020 Plan Year, or (ii)

who terminates employment during such 2020 Plan Year as a result of an Approved Termination Event shall be entitled to have his or her Matching Contribution “trued-up” in an amount equal to the difference, if any, between (i) one hundred percent (100%) of the Deferred Contributions (excluding Catch-Up Contributions) made by the Participant from 2020 Q1-Q2 Payroll Periods during such 2020 Plan Year up to the first four percent (4%) of Eligible Compensation earned and paid during the 2020 Q1-Q2 Payroll Periods, and (ii) the sum of the Matching Contributions contributed on behalf of such Participant for each of the first two Calendar Quarters during the 2020 Plan Year. Notwithstanding anything to the contrary herein, no Deferred Contributions or Eligible Compensation from payroll periods ending after June 30, 2020 will be taken into account in determining the Matching Contributions allocated for the 2020 Plan Year.”

3.Except as otherwise provided in this Amendment One, all other terms and conditions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Hewlett Packard Enterprise Company, by its duly authorized representative, has caused this Amendment One to be executed as of June 23, 2020.

Hewlett Packard Enterprise Company

        By /s/ Samanntha DuBridge
        Samanntha DuBridge
Vice President, Benefits and Global Mobility & MADO

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